                                                                  EXHIBIT 99.2

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF TELECOM TECHNOLOGIES, INC.


                                                                                 PAGE
                                                                                 ----
Report of Independent Public Accountants........................................ F-2
Consolidated Balance Sheets..................................................... F-3
Consolidated Statements of Operations........................................... F-4
Consolidated Statements of Redeemable Common Stock and Stockholders' Deficit.... F-5
Consolidated Statements of Cash Flows........................................... F-6
Notes to Consolidated Financial Statements...................................... F-7


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of telecom technologies, inc.:

We have audited the accompanying consolidated balance sheets of telecom technologies, inc. (a Texas corporation) as of December 31, 1998 and 1999, and the related consolidated statements of operations, redeemable common stock and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of telecom technologies, inc. as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States.


                                                    Arthur Andersen LLP

Boston, Massachusetts
December 1, 2000

                     TELECOM TECHNOLOGIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                  (IN THOUSANDS, EXCEPT SHARE DATA)


                                                           December 31,
                                                       --------------------    September 30,
                                                         1998        1999         2000
                                                       -------------------     -------------
                                                                                (unaudited)
                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents                            $  520       $  533      $  1,550
  Accounts receivable, net of allowance of
   $100, $150 and $150 at December 31, 1998
   and 1999 and September 30, 2000, respectively        3,540        5,587         1,825
  Inventories                                             820        2,410         2,558
  Deferred tax asset                                    1,930        1,421         1,028
  Income tax receivable                                    --          740           780
  Other current assets                                    116          292           849
                                                      ---------    --------     ----------
       Total current assets                             6,926       10,983         8,590


PROPERTY AND EQUIPMENT, net of accumulated
 depreciation and amortization                            655        2,122         3,230

OTHER ASSETS                                              519          799         1,004
                                                      ---------    --------     ----------
                                                       $8,100      $13,904       $12,824
                                                      =======      =======      ==========

         LIABILITIES, REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Note payable to bank                                 $3,000       $4,000        $5,000
  Current portion of capital lease obligations            --           192           310
  Accounts payable                                        599        2,489         1,350
  Accrued expenses                                      1,111        1,685         3,224
  Deferred revenue                                      1,465        2,430         4,438
                                                      ---------    --------     ----------
      Total current liabilities                         6,175       10,796        14,322

DEFERRED INCOME TAXES                                   1,379        1,022           629

CAPITAL LEASE OBLIGATIONS, less current portion            --          673           930

COMMITMENTS (Note 6)

REDEEMABLE COMMON STOCK, no par value:
  Issued and outstanding--7,777,780 shares of
   Class A voting common stock and 2,222,220
   shares of Class B non-voting common stock,
   at redemption value (Note 7)                         2,281        7,226        31,752

STOCKHOLDERS' DEFICIT:
  Class A voting common stock, no par value:
   Authorized-180,000,000 shares
   Issued and outstanding-70,000,000 shares                 1            1             1
  Class B non-voting common stock, no par value:
   Authorized-50,000,000 shares
   Issued and outstanding-20,000,000 shares                --           --            --
  Capital in excess of par value                           --           --         7,742
  Accumulated deficit                                  (1,736)      (5,814)      (35,204)
  Deferred compensation                                    --           --        (7,348)
                                                      ---------    --------     ----------
      Total stockholders' deficit                      (1,735)      (5,813)      (34,809)
                                                      ---------    --------     ----------
                                                      $ 8,100      $13,904       $12,824
                                                      =========    ========     ==========

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                    FINANCIAL STATEMENTS.

                         TELECOM TECHNOLOGIES, INC.
                   CONSOLIDATED STATEMENTS OF OPERATIONS
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            Year ended             Nine months ended
                                                            December 31,             September 30,
                                                        ----------------------    ---------------------
                                                          1998          1999        1999         2000
                                                        --------      --------    --------     --------
                                                                                       (unaudited)
REVENUES:
   Product                                              $  6,012      $ 9,846     $ 6,259      $ 14,642
   Professional services                                   8,732        9,486       6,799         5,326
                                                        --------      --------    --------     --------
       Total revenues                                     14,744       19,332      13,058        19,968
Cost of product and services(1)                           11,083       11,637       9,562        10,324
                                                        --------      --------    --------     --------

GROSS PROFIT                                              3,661         7,695       3,496         9,644

OPERATING EXPENSES:
   Research and development(1)                            1,389         7,486       5,589         8,523
   Sales and marketing(1)                                 1,183         3,287       1,602         3,113
   General and administrative(1)                          1,344         1,960       1,088         2,289
   Stock-based compensation                                  --            --          --           394
                                                        --------      --------    --------     --------
       Total operating expenses                           3,916        12,733       8,279        14,319
                                                        --------      --------    --------     --------
LOSS FROM OPERATIONS                                       (255)       (5,038)     (4,783)       (4,675)

Other income (expense):
   Interest expense                                        (188)         (132)        (52)         (328)
   Interest income                                           25            58          44            94
   Sale of product line                                      --         5,500       5,500            --
   Other income                                               8           815         766            45
                                                        --------      --------    --------     --------
INCOME (LOSS) BEFORE INCOME TAXES                          (410)        1,203       1,475        (4,864)
Provision (benefit) for income taxes                       (145)          336         411            --
                                                        --------      --------    --------     --------
NET INCOME (LOSS)                                       $  (265)      $   867     $ 1,064       $(4,864)
                                                        ========      ========    ========     ========
PER SHARE INFORMATION:
   Basic and diluted net income (loss) per share
   (Note 1(o))                                          $ (0.00)      $  0.01     $  0.01       $(0.05)
                                                        ========      =======     ========     ========
   Shares used in computation                            100,000       100,000     100,00       100,000
                                                        ========      =======     ========     ========

----------------------------------
(1) Excludes non-cash stock-based
    compensation expense as follows:

    Cost of product and services                                                                 $    5
    Research and development                                                                         23
    Sales and marketing                                                                             360
    General and administrative                                                                        6
                                                                                                --------
                                                                                                 $  394
                                                                                                ========

   THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                          FINANCIAL STATEMENTS.

                       TELECOM TECHNOLOGIES, INC.
 CONSOLIDATED STATEMENTS OF REDEEMABLE COMMON STOCK AND STOCKHOLDERS' DEFICIT
                    (IN THOUSANDS, EXCEPT SHARE DATA)


                                              Class A and B     |                       Common Stock
                                               Redeemable       |------------------------------------------------------------
                                               Common Stock     |     Ordinary            Class A               Class B
                                          -----------------------------------------------------------------------------------
                                                      Redemption|             Par                  Par                 Par
                                            Shares      Value   |  Shares    Value     Shares     Value      Shares   Value
                                          ---------  -----------| -------   -------  ---------  --------    -------- --------
                                                                |
BALANCE, JANUARY 1, 1998                      2,000   $   949   | 18,000     $ 1            --    $ --           --    $  --
  Reorganization                          9,998,000        --   |(18,000)     (1)   70,000,000       1   20,000,000       --
  Accretion of increase in value                                |
   of redeemable common stock                    --     1,332   |     --      --            --      --           --       --
  Net loss                                       --        --   |     --      --            --      --           --       --
                                         ----------  -----------| -------   -------  ---------  --------    -------- --------
BALANCE, DECEMBER 31, 1998               10,000,000     2,281   |     --      --    70,000,000       1   20,000,000       --
  Accretion of increase in value                                |
   of redeemable common stock                    --     4,945   |     --      --            --      --           --       --
  Net income                                     --        --   |     --      --            --      --           --       --
                                         ----------  -----------| -------   -------  ---------  -------- ---------- --------
BALANCE, DECEMBER 31, 1999               10,000,000     7,226   |     --      --    70,000,000       1   20,000,000       --
  Accretion of increase in value                                |
   of redeemable common stock                                   |
   (unaudited)                                   --    24,526   |     --      --            --      --           --       --
  Deferred compensation relating                                |
   to stock option grants (unaudited)            --        --   |     --      --            --      --           --       --
  Amortization of deferred                                      |
   compensation (unaudited)                      --        --   |     --      --            --      --           --       --
  Compensation related to stock                                 |
   options granted to non-employees                             |
   (unaudited)                                   --        --   |     --      --            --      --           --       --
  Net loss (unaudited)                           --        --   |     --      --            --      --           --       --
                                         ----------  -----------| -------   ------- ---------- --------  ----------  --------
BALANCE, SEPTEMBER 30, 2000                                     |
 (UNAUDITED)                             10,000,000   $31,752   |     --     $--    70,000,000     $ 1   20,000,000      $--
                                         ==========  ===========| =======   ======= ========== ========  ==========  ========


                                           Capital in                                      Total
                                           Excess of      Accumulated      Deferred     Stockholders'
                                           Par Value        Deficit      Compensation     Deficit
                                          ------------   -------------  -------------- ---------------
BALANCE, JANUARY 1, 1998                    $    --        $   (139)        $    --     $   (138)
  Reorganization                                 --              --              --           --
  Accretion of increase in value
   of redeemable common stock                    --          (1,332)             --        (1,332)
  Net loss                                       --            (265)             --          (265)
                                          ------------   -------------  -------------- ---------------
BALANCE, DECEMBER 31, 1998                       --          (1,736)             --        (1,735)
  Accretion of increase in value
   of redeemable common stock                    --          (4,945)             --        (4,945)
  Net income                                     --             867              --           867
                                          ------------   -------------  -------------- ---------------
BALANCE, DECEMBER 31, 1999                       --          (5,814)             --        (5,813)
  Accretion of increase in value
   of redeemable common stock
   (unaudited)                                   --         (24,526)             --       (24,526)
  Deferred compensation relating
   to stock option grants (unaudited)         7,578              --          (7,578)           --
  Amortization of deferred
   compensation (unaudited)                      --              --             230           230
  Compensation related to stock
   options granted to non-employees
   (unaudited)                                  164              --              --           164
  Net loss (unaudited)                           --          (4,864)             --        (4,864)
                                          ------------   -------------  -------------- ---------------
BALANCE, SEPTEMBER 30, 2000
 (UNAUDITED)                                 $7,742        $(35,204)        $(7,348)       $(34,809)
                                          ============   =============  ============== ===============


THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED
                      FINANCIAL STATEMENTS.

                            TELECOM TECHNOLOGIES, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                 Year ended              Nine months ended
                                                                December 31,              September 30,
                                                               ---------------         --------------------
                                                               1998       1999         1999          2000
                                                               ----       ----         ------        ------
                                                                                            (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)........................................    $  (265)   $   867         $ 1,064      $ (4,864)
 Adjustments to reconcile net income (loss) to net
  cash (used in) provided by operating activities:
  Depreciation and amortization...........................         99        324             243           520
  Deferred income taxes...................................     (2,288)       153              99             -
  Compensation expense associated with the grant
   of stock options to non-employees......................          -          -               -           164
  Amortization of deferred compensation...................          -          -               -           230
  Changes in operating assets and liabilities:
   Accounts receivable....................................       (651)    (1,368)            759         3,762
   Inventories............................................         11     (1,590)            215          (148)
   Income tax receivable..................................      1,256       (740)           (740)          (40)
   Other current assets...................................        423       (176)           (910)         (557)
   Other assets...........................................       (375)      (280)           (893)         (205)
   Accounts payable and accrued expenses..................       (142)     2,464             203           400
   Deferred revenue.......................................      1,465        965           1,029         2,008
                                                               --------   -------        --------       --------
    Net cash (used in) provided by operating
    activities............................................       (467)       619           1,069         1,270
                                                               --------   -------        --------       -------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of property and equipment......................       (743)      (592)           (381)       (1,058)
 Cash paid for acquisition................................          -       (904)           (904)            -
                                                               --------   -------        --------       -------
    Net cash used in investing activities.................       (743)    (1,496)         (1,285)       (1,058)
                                                               --------   -------        --------       -------

CASH FLOWS FROM FINANCING ACTIVITIES:
 Net proceeds from note payable to bank...................      3,000      1,000           1,000         1,000
 Payments on capital lease obligations....................          -       (110)            (68)         (195)
 Payments on related party note...........................     (1,660)         -               -             -
                                                               --------   -------        --------       -------
    Net cash provided by financing activities.............      1,340        890             932           805
                                                               --------   -------        --------       -------
NET INCREASE IN CASH AND CASH EQUIVALENTS.................        130         13             715         1,017
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD............        390        520             520           533
                                                               --------   -------        --------       -------
CASH AND CASH EQUIVALENTS, END OF PERIOD..................    $   520    $   533         $ 1,235      $  1,550
                                                               ========   =======        ========       =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
 Cash paid for income taxes...............................    $   600    $ 1,000         $ 1,000      $     40
                                                               ========   =======        ========       =======
 Cash paid for interest...................................    $   228    $   147         $    52      $    328
                                                               ========   =======        ========       =======
SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
 Equipment obtained under capital lease obligations.......    $     -    $   975         $   922      $    570
                                                               ========   =======        ========       =======
 Software contributed in acquisition......................    $     -    $   150         $   150      $      -
                                                               ========   =======        ========       =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOWS RELATED TO ACQUISITION:
 Fair value of assets acquired, excluding cash............    $     -    $ 1,054         $ 1,054      $      -
                                                               ========   =======        ========       =======
 Software paid as consideration...........................    $     -    $  (150)        $  (150)     $      -
                                                               ========   =======        ========       =======
 Cash paid as consideration...............................    $     -    $  (904)        $  (904)     $      -
                                                               ========   =======        ========       =======

THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THESE CONSOLIDATED FINANCIAL STATEMENTS.
                                         F-6

                    TELECOM TECHNOLOGIES, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
     (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(1) OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

        telecom technologies, inc. (TTI) was incorporated on November 24, 1993 as a Texas corporation and is a provider of software products and services for network and service providers, offering end-to-end solutions for next generation, carrier-grade, multi-service networks. TTI's professional services include network design and planning, implementation, system integration, testing and support.

        On November 2, 2000, TTI entered into a merger agreement with Sonus Networks, Inc. The completion of the proposed merger is subject to regulatory and stockholder approval of TTI and is expected to close in the first quarter of 2001.

        The market for TTI's products and services is characterized by rapidly changing technology, evolving industry standards and new product introductions. TTI's market is intensely competitive. TTI's success will depend on its ability to enhance and market existing products and services and introduce new products, features and services to meet changing customer requirements and evolving standards. If the proposed merger is not successful, TTI will need to raise additional capital to meet its operating plans in 2001.

        The accompanying consolidated financial statements reflect the application of certain significant accounting policies as described in this note and elsewhere in the accompanying consolidated financial statements and notes.

        (a) PRINCIPLES OF CONSOLIDATION

        The accompanying consolidated financial statements include the accounts of TTI and its wholly-owned subsidiary. All material intercompany transactions and balances have been eliminated.

        (b) UNAUDITED INTERIM CONSOLIDATED FINANCIAL INFORMATION

        The consolidated financial statements for the nine months ended September 30, 1999 and 2000 and related footnote information are unaudited and have been prepared on the same basis as the audited consolidated financial statements. In the opinion of management, the interim unaudited consolidated financial statements included all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results of these interim periods. The results for the nine months ended September 30, 2000 are not necessarily indicative of the operating results to be expected for the entire year.

        (c) CASH AND CASH EQUIVALENTS

        Cash equivalents are stated at cost plus accrued interest, which approximates fair market value and have original maturities of three months or less.

        (d) CONCENTRATION OF CUSTOMERS AND CREDIT RISK AND LIMITED SUPPLIERS

        Financial instruments that potentially subject TTI to concentrations of credit risk are cash and cash equivalents and accounts receivable. TTI has no significant off-balance-sheet concentrations

                    TELECOM TECHNOLOGIES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The majority of TTI's cash is maintained with a commercial bank.

        TTI's customers are generally large companies in the United States operating in the telecommunications industry. Concentration of credit risk with respect to such customers is limited due to the size and financial strength of those customers who generally represent individually significant balances. TTI establishes an allowance for doubtful accounts as necessary based upon factors surrounding the credit risk of customers, historical trends, and other relevant information. TTI's receivables are generally unsecured.

        Certain software licenses from third-parties used in TTI products are procured from a single source. The termination of any such license could interrupt TTI's delivery of products and thereby adversely affect TTI's revenues and operating results.

        For the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, three, two, four and four customers, respectively, each of whom contributed more than 10% of revenue, and who accounted for an aggregate of 63%, 51%, 71% and 77% of TTI's revenues, respectively. As of December 31, 1998 and 1999 and September 30, 2000, two, two and four customers, respectively accounted for 65%, 66% and 80% of TTI's accounts receivable.

        (e) INVENTORIES

        Inventories consist of finished goods and are stated at the lower of cost (first-in, first-out basis) or market.

        (f) PROPERTY AND EQUIPMENT

        Property and equipment are stated at cost net of accumulated depreciation and amortization. TTI records depreciation of property and equipment using the straight-line method over the estimated useful lives of the assets.

        (g) REVENUE RECOGNITION

        Revenue from software license agreements is recognized upon execution of the contract and shipment of the software provided that there are no uncertainties regarding acceptance, persuasive evidence of an arrangement exists, the fee is fixed or determinable and collection of the related receivable is considered probable. If uncertainties exist, TTI recognizes revenue when those uncertainties are resolved. In multiple element arrangements, TTI uses the residual method of accounting in accordance with Statements of Position 97-2 and 98-9.

        Service revenue consists primarily of contract engineering and consulting services. TTI also provides consulting services to customize its software products on a contract basis. Services are provided on both a time-and-materials basis and a fixed fee basis. Revenue with respect to time-and-materials contracts is recognized as services are provided. Revenue from services on fixed fee contracts is recognized under the terms of the contract based upon when the services have been provided and accepted by the customer, if required. Provisions for losses on service contracts are recorded in the period in which they first become determinable.

        Deferred revenue includes customer payments on transactions that do not meet TTI's revenue recognition criteria as of the balance sheet date.

                    TELECOM TECHNOLOGIES, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
     (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


        In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, REVENUE RECOGNITION IN FINANCIAL
STATEMENTS. TTI's revenue recognition policy complies with this pronouncement.

        (h) SOFTWARE DEVELOPMENT COSTS

        TTI accounts for its software development costs in accordance with Statement of Financial Accounting Standards (SFAS) No. 86, ACCOUNTING
FOR THE COSTS OF COMPUTER SOFTWARE TO BE SOLD, LEASED OR OTHERWISE
MARKETED. Accordingly, the costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional costs would be capitalized. TTI has determined that technological feasibility is established at the time a working model of the software is completed. Because TTI believes its current process for developing software is essentially completed concurrently with the establishment of technological feasibility, no costs have been capitalized to date.

        (i) INCOME TAXES

        TTI has computed its provision for income taxes using the liability method. Under the liability method, deferred income tax assets and liabilities are determined based on differences between financial reporting and income tax bases of assets and liabilities and are measured using the enacted tax rates and laws.

        (j) STOCK-BASED COMPENSATION

        TTI uses the intrinsic value based method of Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES, to account for its employee stock-based compensation plan and uses the fair value method to account for all nonemployee stock-based compensation.

        (k) COMPREHENSIVE INCOME (LOSS)

        TTI applies SFAS No. 130, REPORTING COMPREHENSIVE INCOME.
The comprehensive income (loss) for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000 does not differ from the reported income (loss).

        (l) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of TTI's financial instruments, which include cash equivalents, accounts receivable, accounts payable, accrued expenses and long-term obligations, approximate their fair value.

        (m) USE OF ESTIMATES

        The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

                    TELECOM TECHNOLOGIES, INC.
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

        (n) NEW PRONOUNCEMENTS

        In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, as amended by SFAS No. 138, which establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. Pursuant to SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES-DEFERRAL OF THE EFFECTIVE DATE OF SFAS NO. 133, SFAS No. 133 is effective in fiscal year 2001. SFAS No. 133 is not expected to have a material impact on TTI's financial condition or results of operations.

        (o) NET INCOME (LOSS) PER SHARE

        Basic net income (loss) per share is computed by dividing net income
(loss) for the period by the weighted average number of common shares outstanding during the period. Diluted net income (loss) per share is computed by dividing net income (loss) for the period by the weighted average number of common shares and potential common stock outstanding during the period, if dilutive. Basic and diluted net income (loss) per share are the same, as any common stock to be issued upon the exercise of stock options is to be contributed by the majority stockholder and therefore is not dilutive (see Note 7).

        (p) DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE

        SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance. To date, TTI has viewed its operations and manages its business as principally one operating segment.

(2) PROPERTY AND EQUIPMENT

        Property and equipment consist of the following, in thousands:


                                             Estimated       December 31,
                                              Useful     --------------------  September 30,
                                               Life        1998        1999        2000
                                            ----------   --------------------  -------------
Equipment and software ...............       5 years      $ 638      $2,350      $3,978
Furniture and fixtures ...............       7 years         34         113         113
Leasehold improvements ...............    Life of lease      91          91          91
                                                         --------   ---------  ------------
                                                            763       2,554       4,182
Less--Accumulated depreciation and
  amortization .......................                     (108)       (432)       (952)
                                                         --------   ---------  ------------
                                                           $655      $2,122      $3,230
                                                         ========   =========  ============


                    TELECOM TECHNOLOGIES, INC.
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

        Included in property and equipment are $975,000 and $1,545,000 of equipment purchased under capital lease obligations at December 31, 1999 and September 30, 2000, respectively.

(3) BALANCE SHEET DATA

        (a) ACCRUED EXPENSES

        Accrued expenses consist of the following, in thousands:


                                                             December 31,      September 30,
                                                            --------------     -------------
                                                            1998      1999         2000
                                                            ------   -----     -------------
Employee compensation and related costs...................  $   809  $ 1,168         $ 2,484
Accrued taxes.............................................      287      210             210
Other.....................................................       15      307             530
                                                             ------    -----          ------
                                                            $ 1,111  $ 1,685         $ 3,224
                                                             ======    =====          ======


        (b) ALLOWANCE FOR DOUBTFUL ACCOUNTS

        The following is an analysis of TTI's allowance for doubtful accounts, in thousands:

                                                                      Charged
                                                      Balance,       to Costs                        Balance,
                                                     Beginning         and                           End of
Description                                          of Period       Expenses       Deductions       Period
-----------                                          ----------     ----------      ----------       --------
Allowance for doubtful accounts-
 December 31, 1998................................   $      --      $     100       $     --         $    100
 December 31, 1999................................         100             73            (23)             150
 September 30, 2000...............................         150             --             --              150


(4) NOTE PAYABLE TO BANK

  TTI has a $10,000,000 demand line of credit with a bank, bearing interest at the bank's prime rate (8.5% at December 31, 1999 and 9.5% at September 30, 2000) available through December 31, 2000. The borrowings are based upon 80% of eligible accounts receivable (the Formula) and all of TTI's assets are pledged as collateral under the agreement. Borrowings in excess of the Formula, up to $4,000,000, have been personally guaranteed by certain officers of TTI and the majority shareholder. At December 31, 1998 and 1999, and September 30, 2000, TTI had outstanding borrowings of $3,000,000, $4,000,000 and $5,000,000, respectively. At September 30, 2000, TTI had available borrowings under the line of credit of $4,600,000, based upon an available amount of $600,000 under the Formula and $4,000,000 guaranteed by certain officers and the majority shareholder.

                    TELECOM TECHNOLOGIES, INC.
        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
      (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(5) INCOME TAXES

    The provision (benefit) for income taxes consist of the following, in thousands:


                                                                 Year ended
                                                                December 31,
                                                               --------------
                                                               1998      1999
                                                               -----    -----
Current:
 Federal...................................................   $ (1,960) $ 144
 State.....................................................       (277)    39
                                                              --------- ------
                                                                (2,237)   183

Deferred:
 Federal...................................................      2,087    134
 State.....................................................        295     19
                                                              --------- ------
                                                                 2,382    153
                                                              --------- ------
                                                              $   (145) $ 336
                                                              ========= ======

        TTI's effective tax rate differs from the statutory federal income tax rate due to the following:

                                                                 Year ended
                                                                December 31,
                                                               ---------------
                                                               1998       1999
                                                               -----     -----
Statutory federal rate.....................................     (34)%      34%
Research and development credit............................      --       (11)
Non-deductible expenses....................................       2         2
State income taxes, net of federal tax benefit/provision...      (3)        3
                                                               ------    -----
  Effective tax rate.......................................     (35)%      28%
                                                               ======    =====


        Deferred tax assets (liabilities) consist of the following, in thousands:

                                                                 Year ended
                                                                December 31,
                                                               --------------
                                                               1998      1999
                                                               -----    -----
Deferred tax assets (liabilities):
 Deferred revenue..........................................   $  2,958  $ 2,450
 Cash to accrual differences...............................     (1,371)    (914)
 Property and equipment....................................         (7)     (34)
 Non-deductible reserves...................................         37       37
 Other.....................................................         --      (74)
 Valuation allowance.......................................     (1,066)  (1,066)
                                                               --------  -------
  Net deferred tax asset...................................   $    551  $   399
                                                               ========  =======


        TTI records a valuation allowance against its deferred tax assets to the extent management believes it is more likely than not that the asset will not be realized. At September 30, 2000, TTI had net deferred tax assets of $399,000, which will be realized through the utilization of available net operating loss carrybacks.

                                TELECOM TECHNOLOGIES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

(6) COMMITMENTS

  TTI leases office space and certain equipment under various noncancelable operating and capital leases. THe capital leases are due in monthly installments expiring at various dates through March 2005 and accrue interest at annual rates ranging from 5.65% to 10.26%. TTI's future minimum payment obligations as of September 30, 2000 under such leases are as follows, in thousands:


                                                Operating           Capital
                                               ----------          --------

2000 (three months)..........................  $  1,292            $    126
2001.........................................     1,303                 504
2002.........................................     1,249                 487
2003.........................................       526                 450
2004.........................................        79                 313
Thereafter...................................        --                  60
                                                ---------           --------
 Total minimum lease payments................  $  4,449               1,940
                                                =========
  Less amount representing interest..........                           700
                                                                    --------
Present value of minimum payments............                         1,240
Less current portion.........................                           310
                                                                    --------
  Long-term portion..........................                      $    930
                                                                    ========

  Rental expense for all operating leases was $596,000, $780,000, $590,000 and $1,243,000 for the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, respectively. Certain property and equipment has been pledged as security under TTI's lease agreement for the corporate headquarters located in Richardson, Texas.

(7) REDEEMABLE COMMON STOCK

  During 1997, the majority stockholder of TTI sold 10% of the common stock of TTI to an outside investor for $4 million. Under the terms of a stockholders agreement, the investor has a redemption option that became exercisable on April 15, 2000. The redemption option allows the investor to require either the majority stockholder or TTI to purchase all or any part of the shares held by the investor at the then current fair market value as determined by an independent appraiser. The redemption option terminates in the event TTI receives an offer to purchase all of the outstanding common stock for at least $100 million which the majority stockholder elects to accept but which the investor elects not to accept.

  In accordance with United States generally accepted accounting principles, the carrying value of the redeemable common stock has been increased based on changes in the fair market value of the common stock of TTI and has been shown as a liability. Accordingly, during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000, TTI recorded a charge to accumulated deficit of $1,332,000, $4,945,000 and $24,526,000, respectively, for the increase in the value of the redeemable common stock.

                          TELECOM TECHNOLOGIES, INC.
                 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
             (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

For purposes of these financial statements, the estimated value of the redeemable common stock held by the investor of $31,752,000 at September 30, 2000 is based upon the value of the TTI common stock in the proposed merger discussed in Note 1 using the closing sale price of Sonus common stock on November 2, 2000, the last trading day prior to the announcement of the merger. In the event that the investor exercised his redemption option, an appraisal of the shares held by such investor would be obtained in accordance with the terms of the stockholders agreement, the outcome of which could vary significantly from the amount recorded at September 30, 2000 in the accompanying balance sheet. Upon consummation of the proposed merger, the redemption feature of this common stock will terminate.

(8)       STOCKHOLDERS' EQUITY

    (a)   COMMON STOCK

         On March 31, 1998, the Board of Directors approved an amendment to the articles of incorporation that changed the common stock structure through an exchange of all outstanding ordinary stock for Class A voting, no par and Class B non-voting, no par, common stock. Through this amendment, the 1,000 common shares outstanding were replaced with 3,888,889 Class A and 1,111,111 Class B shares.

         During 1999, TTI's Board of Directors approved an increase in the number of authorized shares of common stock and two stock splits (which aggregated to a 20-for-1 split), increasing the number of issued and outstanding shares of class A common stock to 77,777,780 and increasing outstanding shares of class B common stock to 22,222,220. All share and per share information presented in the accompanying consolidated financial statements and notes thereto has been retroactively restated for the effects of the stock splits.

    (b)   EQUITY INCENTIVE PLAN

         On April 8, 1998, the Board of Directors adopted the telecom technologies, inc. Equity Incentive Plan (the Plan). The Plan provides for a maximum of 20,000,000 options for the purchase of Class B non-voting common stock to be granted to employees and consultants with exercise prices equal to the fair market value of the stock as of the date of grant. Under the Plan, TTI may grant incentive or non-qualified stock options. The options vest ratably over a period of two to four years and expire after five years.

                          TELECOM TECHNOLOGIES, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)

         A summary of activity under the Plan is as follows:

                                                                                                                          WEIGHTED
                                                                                                                          AVERAGE
                                                                                         NUMBER OF          EXERCISE      EXERCISE
                                                                                           SHARES             PRICE         PRICE
                                                                                       ------------       -----------    --------
Outstanding, January 1, 1998........................................................         --          $      --       $   --
   Granted..........................................................................     2,200,000             0.80         0.80
   Canceled.........................................................................      (320,000)            0.80         0.80
                                                                                       ------------
Outstanding, December 31, 1998......................................................     2,980,000             0.80         0.80
   Granted..........................................................................     9,919,800        0.80-1.00         0.91
   Canceled.........................................................................      (220,000)       0.80-1.00         0.80
                                                                                       ------------
Outstanding, December 31, 1999......................................................    12,679,800        0.80-1.00         0.89
   Granted..........................................................................     3,191,050        1.00-1.50         1.04
   Canceled.........................................................................      (411,905)       0.80-1.00         0.82
   Exercised........................................................................      (248,620)            0.80         0.80
                                                                                       ------------
Outstanding, September 30, 2000.....................................................    15,210,325       $0.80-1.50      $  0.91
                                                                                       ============       ===========    ========
Exercisable, December 31, 1999......................................................     3,296,958       $0.80-1.00      $  0.86
                                                                                       ============       ===========    ========
Exercisable, September 30, 2000.....................................................     3,567,750       $0.80-1.00      $  0.80
                                                                                       ============       ===========    ========


         The weighted average fair value of options granted during the years ended December 31, 1998 and 1999 and the nine months ended September 30, 2000 was $0.35, $0.40 and $0.44 per share, respectively. The grant date fair values were estimated using the Black-Scholes option pricing model. The weighted average remaining life of the options outstanding at December 31, 1999 and September 30, 2000 was approximately 4.4 and 4.1 years, respectively.

         During 1997, the majority stockholder of TTI sold 10% of their then 100% ownership of the common stock of TTI to an outside investor. In connection with the sale, TTI, the majority stockholder and the investor agreed that the investor would not be diluted below 10% ownership of TTI from the issuance of additional equity in TTI, including stock options.

         In order to prevent the exercise of options under the Plan from diluting the investor below 10% ownership, the majority stockholder has agreed to fund option exercises from her personal holdings of class B non-voting common stock. Accordingly, as stock options are exercised, the proceeds are collected by TTI and remitted to the majority stockholder, who in turn transfers the number of shares for which the option has been exercised to TTI for delivery to the option holder. TTI acts only as a facilitator for the transfer of stock from its majority stockholder to its option holders upon the exercise of options. No new equity is issued by TTI as the result of any option exercises.

         Stock-based compensation expenses includes the amortization of deferred employee compensation and other equity related expenses for non-employees.

         In connection with certain employee stock option grants for the nine months ended September 30, 2000, TTI recorded deferred compensation of $7,578,000. This represents the aggregate difference between the exercise price and the fair value of the common stock on the date of grant for accounting purposes. The deferred compensation will be recognized as an expense over the vesting period of the underlying stock options. TTI recorded

                               TELECOM TECHNOLOGIES, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


compensation expense of $230,000 for the nine months ended September 30, 2000, related to these options. Based on the grant of these stock options, TTI expects to record approximately $1,216,000, $3,363,000, $1,760,000,
$910,000 and $329,000 in employee compensation expense for the years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively.

         TTI has valued the stock options granted to non-employees based upon the Black-Scholes option pricing model. As of December 31, 1999 and September 30, 2000, TTI had 25,000 and 525,000 stock options, respectively, outstanding to non-employees. Stock-based compensation expense for the grant of options to non-employees was not material for the year ended December 31, 1999. TTI has recorded stock-based compensation expense of $164,000 for the grant of options to non-employees for the nine months ended September 30, 2000. In accordance with Emerging Issues Task Force 96-18, TTI will record the value as the services are provided.

         TTI has computed the pro forma disclosures required under SFAS No. 123 for options granted to employees for the years ended December 31, 1998 and 1999, using the Black-Scholes option pricing model with an assumed risk-free interest rate of 5.0%, 60% volatility and an expected life of 3 years with the assumption that no dividends will be paid. Had compensation expense been determined consistent with SFAS No. 123, the pro forma net income (loss) and pro forma net income (loss) per share would have been as follows:


                                                                                     YEAR ENDED
                                                                                     DECEMBER 31,
                                                                                   1998      1999
                                                                                   ----      ----
Net income (loss), in thousands--
   As reported................................................................    $ (265)   $  867
   Pro forma..................................................................    $ (436)   $  372
Basic and diluted net income (loss) per share--
   As reported................................................................    $(0.00)   $ 0.01
   Pro forma..................................................................    $(0.00)   $ 0.00


(9) RELATED PARTY TRANSACTION

  In June 1999, TTI issued a demand note receivable to its majority stockholder for $1,486,000. This note accrued interest at 9.75% annually and was repaid in full in November 1999.

(10) 401(k) PLAN

  TTI sponsors a defined contribution pension plan covering substantially all employees. TTI's contributions to this plan are based on percentages of participants' wages. During the years ended December 31, 1998 and 1999 and the nine months ended September 30, 1999 and 2000, TTI made contributions totaling approximately $29,000, $210,000, $158,000 and $198,000, respectively.

(11) ACQUISITIONS AND DISPOSITIONS

    (a) PURCHASE OF SEQUEL SYSTEMS

    On August 31, 1999, TTI purchased substantially all of the assets of Sequel Systems, Inc. (Sequel) for cash of $889,000 and a software license valued at $150,000. Additional direct cash costs of the acquisition totaled

                              TELECOM TECHNOLOGIES, INC.
                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
              (INFORMATION FOR SEPTEMBER 30, 1999 AND 2000 IS UNAUDITED)


approximately $15,000. Sequel provided professional services related to data conversion, data migration and circuit design in connection with telecommunication systems software industry specializing in open computing technology solutions and methodology. The transaction was accounted for under the purchase method of accounting, whereby the assets and liabilities of the Sequel were recorded by TTI at their fair value at the time of acquisition. In connection with the acquisition, TTI recorded accounts receivable and property and equipment of $828,000 and $224,000, respectively. The Sequel results of operations have been included in TTI's financial statements beginning with the date of acquisition.

    (b) SALE OF PRODUCT LINE

  In December 1998, TTI entered into an agreement to sell the intellectual property rights and assets related to its network testing software product line for $5,500,000 plus royalties on future sales of the product line. As part of the agreement, the purchaser agreed to purchase, at fair market value, research and development and manufacturing services from TTI for a minimum of two years. TTI also has agreed to provide consulting and support services for end users on a time and materials basis.

  The revenue from this transaction was recorded in 1999, as the sale was contingent upon the execution of the research and development and manufacturing agreements, which were signed on January 11, 1999. These future services are not essential to the functionality of the assets being sold and have been contracted at their fair value.

  The proceeds from the sale of product line are presented in other income in the accompanying consolidated statement of operations. Employees and certain assets associated with the network testing software product line were retained by TTI for the purposes of fulfilling TTI's obligations under the research and development and contract manufacturing agreements. For the year ended December 31, 1999 and the nine months ended September 2000, revenues under these agreements included in product revenues in the accompanying consolidated statements of operations totaled $7,372,000 and $5,192,000, respectively.

(12) INSURANCE SETTLEMENT

  In April 1999, TTI received a settlement of approximately $620,000 under the terms of a business interruption insurance policy applicable to a prior-year claim. This amount has been included in other income in the accompanying consolidated statement of operations. Approximately $420,000 was paid to TTI during 1999, with the remaining $200,000 to be paid in two equal installments during 2000 and 2001.